UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 25, 2023

SHARECARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39535	85-1365053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
255 East Paces Ferry Road NE, Suite 700
Atlanta, Georgia 30305
(Address of principal executive offices)
Registrant's telephone number, including area code: (404) 671-4000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SHCR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock, each at an exercise price of $11.50 per share	SHCRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Plan

On January 25, 2023, Sharecare, Inc. (the “Company”) adopted the Sharecare, Inc. Change in Control Plan (the “Plan”) and its named executive officers (“NEOs”), Jeffrey T. Arnold, Justin Ferrero and Dawn Whaley, and certain other participants (the “Participants”) became subject to the Plan. The Plan, which replaces and supersedes the change in control provisions in each Participant’s employment agreement, if any, was approved by the compensation and human capital committee of the Company’s board of directors (the “Compensation Committee”) in order to, among other things, attract and retain key talent and ensure continuity of the business in the event of a change in control of the Company.

The Plan provides, among other things, that if a Participant either is terminated by the Company without “cause” other than due to disability or death or terminates his or her employment with the Company for “good reason” within two years following a “change in control” (commonly referred to as “double-trigger”), the Participant is entitled to severance in an amount equal to the sum of (a) the Participant’s annual base salary and (b) the Participant’s target bonus, multiplied by one and one half, two or three, depending on the Participant. Mr. Arnold’s multiplier is three and the multiplier for Mr. Ferrero and Ms. Whaley is two. In addition, in connection with a qualifying termination, the Participants are entitled to (i) a pro-rated bonus payment for the year of termination, (ii) a payment in an amount equal to twenty-four (24) times the monthly COBRA charge and the ability to be covered by the Company’s group health plan for such period, and (iii) the vesting of equity and long-term awards. For time-based awards and their replacement awards, if any, all unvested awards will immediately vest upon a qualifying termination. For performance-based awards, awards will generally vest and settle at the greater of target and actual performance upon a qualifying termination. The foregoing benefits will be paid or provided only if the Participant signs a general release of claims.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Equity Awards

In addition, the Compensation Committee, after consultation with its outside advisors and the full board of directors, approved a long-term incentive program for the NEOs to align incentives with the Company’s near-term and long-term goals and strengthen the alignment between NEOs and stockholders. On January 25, 2023, pursuant to the Company’s 2021 Omnibus Incentive Plan, the Compensation Committee approved grants of equity awards to certain individuals, including the NEOs. The equity awards are comprised of seventy-five percent (75%) time-based restricted stock units (“RSUs”), which will vest in three equal annual installments on the first, second and third anniversaries of the grant date subject to the grantees continued employment with the Company, and twenty-five percent (25%) performance-based restricted stock units (“PSUs”). The PSUs provide for cliff vesting at the end of the three-year performance period, with the number of shares to be issued based on annual achievement of specified revenue and EBITDA margin targets. The equity awards for the NEOs are as follows:

NEO	RSUs	PSUs
Jeff Arnold, Chief Executive Officer	3,765,691	1,255,231
Dawn Whaley, President and Chief Marketing Officer	2,039,749	679,917
Justin Ferrero, President and Chief Financial Officer	2,039,749	679,917

The RSUs and PSUs will be subject to the terms and conditions set forth in the applicable award agreements. The foregoing description of the RSUs and PSUs is qualified in its entirety by reference to the forms of the applicable award agreements, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARECARE, INC.
Dated: January 30, 2023
By: /s/ Carrie Ratliff
Name: Carrie Ratliff
Title: Chief Legal Officer